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                                                                     Exhibit 9.1
                      DEJA NEWS 1995 VOTING TRUST AGREEMENT

                                   Background

(a) This agreement ("Agreement") is made as of the first day of November, 1995, between several stockholders of Deja News, Inc., a Texas corporation (the "Company"), whose names are subscribed below and all other shareholders of the Company who shall join in and become parties to this Agreement (collectively, "Subscribers")

(b) The Subscribers are owners of shares of the Common Stock of the Company in the amount set opposite their respective signatures hereto.

(c) The Subscribers, in order to better assure the safe and competent management of the Company in the interests of all the shareholders thereof, intend to create a trust (the "Trust") according to the terms and conditions of this Agreement.

                              Operating Provisions

1. Transfer of Stock to Trustee. Each of the Subscribers by execution of the stock power in the form attached hereto as Exhibit A assigns and delivers to Steven G. Madere, as trustee (the "Trustee"), any certificate held by such Subscriber representing shares of Common Stock owned by him and shall do all things necessary for the transfer of his shares to the Trustee on the books of the Company.

2. Other Shareholders. Every shareholder in the Company may become a party to this Agreement by executing same and assigning and delivering the certificate or certificates of his shares of Common Stock to the Trustee in the manner provided in the preceding paragraph.

3. Trustee to Hold Subject to Agreement. The Trustee shall hold the shares of Common Stock so transferred to him for the common benefit of the Subscribers under the terms and conditions hereof.

4. Issuance of Stock Certificate to Trustee. The Trustee shall surrender to the proper officers of the Company for cancellation all certificates of Common Stock which shall be assigned and delivered to him as herein provided, and in their stead shall procure new certificates to be issued to him as Trustee under this Agreement.

5. Voting Trust Certificates. The Trustee shall issue to each of the Subscribers a Voting Trust Certificate for the number of shares represented by the certificates of stock by him transferred to the Trustee. Each such Voting Trust Certificate shall state that it is issued under this Agreement, and shall set forth the nature and proportional amount of the beneficial interest thereunder of the person to whom it is issued, and shall be assignable, subject to the provisions of the Shareholder's Agreement


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Deja News 1995 Voting Trust Agreement

dated August 31, 1995, as amended, after the manner of certificates of stock on books to be kept by the Trustee. The Trustee shall keep a list of the shares so transferred to the Trust, and shall also keep a record of all Voting Trust Certificates issued or transferred on his books, which records shall contain the names and addresses of the Voting Trust Certificate holders and the number of shares represented by each such certificate. Such list and record shall be open at all reasonable times to inspection by the holder of any Voting Trust Certificate. Any transferee of a Voting Trust Certificate shall succeed to all the rights hereunder of the transferor. The Voting Trust Certificate shall be in substantially the following form:

      This is to certify that the undersigned Trustee has received a certificate or certificates issued in the name(s) of ______________ evidencing ownership of ____ shares of Common Stock of Deja News, Inc., a Texas corporation (the "Company"), and that such shares are held subject to all the terms and conditions of that certain Deja News 1995 Voting Trust Agreement (the "Agreement"), dated as of November 1, 1995, by and among Steven G. Madere, as Trustee, and certain shareholders in Deja News, Inc. (the trust being created by such Agreement being herein referred to as the "Trust"). During the period beginning November 1, 1995 and ending upon termination of the Agreement in accordance with its terms, said Trustee or his successor, shall, as provided in said Agreement, possess and be entitled to exercise the vote and otherwise represent all of the said shares for all purposes according to the terms of such Agreement, it being agreed that no voting right other than as expressly provided in the Agreement shall pass to the holder hereof by virtue of the ownership of this certificate.

            Upon termination of the Trust, this certificate shall be surrendered to the Trustee by the holder hereof upon delivery to such holder of a stock certificate representing a like number of shares.

            IN WITNESS WHEREOF, the undersigned Trustee has executed this certificate as of the ___ day of __________, ________.


                                                     ---------------------------
                                                     Trustee

6. Restrictions on Transfer of Voting Trust Certificate. Each of the Subscribers agrees that during the term of this Agreement, said Trustees' Certificate will not be sold or transferred except with the written approval of Subscribers representing a majority of the shares held by the Trust. Said Trustee's Certificates shall be regarded as stock of Deja News, Inc., within the meaning of any provision of the Bylaws of the Company imposing conditions and restrictions upon the sale of stock of the Company.


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Deja News 1995 Voting Trust Agreement

      7. Trustees to Vote Stock. It shall be the duty of the Trustee, and he shall have full power and authority, to vote the stock held by the Trust at any meeting of the shareholders of the Company, or in connection with written action of the shareholders without a meeting, as fully as any Subscriber might do if personally present. At least fifteen days prior to the date of any shareholders' meeting of the Company (or at least fifteen days prior to the due date for any action of shareholders by written consent without a meeting), the Trustee shall inform the Subscribers by written notice (which may be transmitted by certified mail, return receipt requested; by facsimile; or by a national express delivery service providing written proof of delivery), of the election of directors, shareholders' resolution, or other action upon which a vote of shareholders is required, and the Trustee's recommendation for action thereon, together with a form for the Subscriber to oppose the recommended action if so desired. If Subscribers representing a majority of the shares held by the Trust express in writing to the Trustee, on or before the date which is five days prior to such shareholder meeting or due date for written shareholder action, their opposition to the action recommended by the Trustee, the Trustee shall vote all the shares of the Trust against such action. In all other cases, the Trustee shall vote all of the shares held by the Trust in favor of the action recommended by the Trustee. In the case of election of directors of the Company, the Trustee shall vote all shares held by the Trust in favor of each candidate so recommended by the Trustee unless Subscribers representing a majority of shares held by the Trust direct the Trustee, in a writing delivered to the Trustee by the date which is five days prior to the shareholder vote, to vote in favor of another candidate for the same director's position. For purposes of this paragraph 7, notices from the Trustee are deemed to be delivered on the date of mailing, delivery to an express delivery service, or facsimile transmission, and notices to the Trustee are deemed delivered on the date of receipt by the Trustee.

8. Trustee's Liability. The Trustee shall use his best judgment in voting upon the stock transferred to him, but shall not be liable for any vote cast or any vote given by him in good faith and in the absence of gross negligence or willful breach of this Agreement.

9. Dividends. The Trustee shall collect and receive all dividends that may accrue upon the shares of stock subject to this Trust, and, subject to deduction as provided in the following paragraph, shall divide the same among the Trust Certificate holders in proportion to the number of shares respectively represented by their Trust Certificates.

10. Trustee's Indemnity. The Trustee shall be entitled to be indemnified fully out of the dividends coming to his hands against all costs, charges, expenses and other liabilities properly incurred by him in the exercise of any power conferred upon him by this instrument. The subscribers, and each of them, hereby covenant with the Trustee that in the event of the monies and securities in the Trustee's hands are insufficient for that purpose, the Subscribers and each of them will in proportion to the amount of their respective shares, but only to the extent of their share of any dividends or other distributions received or to be received by them with respect to shares held of formerly held by the


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Deja News 1995 Voting Trust Agreement

Trust plus any proceeds received or to be received by them from sale of their shares held or formerly held in the Trust. indemnify and hold harmless the Trustee from and against any and all claims, losses or damages which the Trustee may incur by reason of anything the Trustee does in good faith under this Agreement in the absence of gross negligence or willful breach of this Agreement.

11. Substitute or Successor Trustee. In the event the Trustee dies, resigns or becomes disabled, or in the event Subscribers representing a majority of the shares held by the Trust elect in writing to replace the Trustee, the Subscribers will by affirmative written consent representing a majority of shares held by the Trust appoint a successor Trustee, which Trustee shall be vested with all the duties, powers, authority and rights previously held by the original Trustee. Any such successor Trustee shall prior to taking office execute this Agreement as then in effect.

12. Continuance and Termination of Trust. The Trust hereby created shall be continued until the earlier of two years following consummation of a public offering of Common Stock of the Company or December 31, 1999. If not sooner terminated, the Trust may also be terminated at any time upon the affirmative written consent Subscribers representing a majority of shares held by the Trust. Upon termination of the Trust, the Trustee shall, upon the surrender of the Voting Trust Certificates by the respective holders thereof, assign and transfer to them the number of shares thereby represented.

IN WITNESS WHEREOF, the Subscribers have hereunto set their hands and set opposite their respective signatures the number of shares held by them respectively, and the Trustee, in acceptance of their subscription hereto, has set his hand.


                                          /s/ Steven G. Madere 11/27/95
                                          --------------------------------------
                                          Steven G. Madere, Trustee

SUBSCRIBERS:

Shares Held: 734,048                      /s/ Steven G. Madere 11/27/95
             -------                     --------------------------------------
                                          Steven G. Madere, shareholder (joint
                                          tenant With Monica M. Flores)


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Deja News 1995 Voting Trust Agreement


                                          /s/ Monica M. Flores
                                          --------------------------------------
                                          Monica M. Flores, shareholder (joint
                                          tenant with Steven G. Madere)


Shares Held: 40,789                       /s/ Glenn L. Madere
             ------                       --------------------------------------
                                          Glenn L. Madere shareholder (joint
                                          tenant with Laura E. Madere)


                                          /s/ Laura E. Madere
                                          --------------------------------------
                                          Laura E. Madere, shareholder (joint
                                          tenant with Glenn L. Madere)

Shares Held: 80,764                       /s/ William S. Lear
             -------                      --------------------------------------
                                          William S. Lear, shareholder

Shares Held: 32,633                       /s/ Humphrey Marr
             -------                      --------------------------------------
                                          Humphrey Marr, shareholder (joint
                                          tenant with Hortensia Marr)

                                          /s/ Hortensia Marr
                                          --------------------------------------
                                          Hortensia Marr, shareholder (joint
                                          tenant with Humphrey Marr)

Shares Held: 32,633
             -------                      /s/ Castor Fu
                                          --------------------------------------
                                          Castor Fu


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Deja News 1995 Voting Trust Agreement


Shares Held: 32,633                       /s/ Tracy Fu
             ------                       --------------------------------------
                                          Tracy Fu

Shares Held: 46,500                       /s/ Robert Gustwick
             -------                      -------------------------------------
                                          Robert Gustwick


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